Exhibit 99.1

Berry Plastics Corporation Announces Pricing of Private Placement Notes Offering and

Modification of Principal Amounts

For Immediate Release:

EVANSVILLE, INDIANA, October 29, 2009 – Berry Plastics Corporation (“Berry”), an Apollo Management, L.P. and Graham Partners portfolio company, announced today the pricing of the private placement launched October 27, 2009 by its two newly formed, wholly owned subsidiaries (the “Issuers”). The Issuers will issue $370 million of first priority senior secured notes due 2015 (the “First Priority Notes”) and $250 million of second priority senior secured notes due 2014 (the “Second Priority Notes” and, together with the First Priority Notes, the “Notes”). The principal amounts represent an increase of $45 million with respect to the First Priority Notes and a decrease of $45 million with respect to Second Priority Notes from previously announced principal amounts. The closing of the private placement offering is expected to occur on November 12, 2009.

The First Priority Notes will bear interest at a rate of 8 1/4 % payable semiannually, in cash in arrears, on May 15 and November 15 of each year, commencing May 15, 2010 and will mature on November 15, 2015. The Second Priority Notes will bear interest at a rate of 8 7/8% payable semiannually, in cash in arrears, on March 15 and September 15 of each year, commencing March 15, 2010 and will mature on September 15, 2014. The proceeds from the offering before fees and expenses will be $365.7 million for the First Priority Notes and $230.6 million for the Second Priority Notes.

From and after the release of proceeds from the collateral account as described below, the First Priority Notes and Second Priority Notes will be guaranteed on a senior secured first-priority and second-priority basis, respectively, by each of Berry’s existing and future direct or indirect domestic subsidiaries that is a restricted subsidiary, subject to certain exceptions and will include all of Berry’s subsidiaries that guarantee Berry’s obligations under its term loan facility. The Notes and the guarantees will be senior secured obligations and will rank senior in right of payment to all of Berry’s, and, in the case of the guarantees, to all of the guarantors’, existing and future subordinated debt. The First Priority Notes and Second Priority Notes will and the guarantees thereof will be secured on a first-priority and second-priority basis, respectively, by a lien on the assets that secure Berry’s obligations under its senior secured credit facilities, subject to certain exceptions.

As previously announced, the proceeds from this offering are intended to be used to acquire directly or indirectly (the “Acquisition”) all of the equity of Pliant Corporation (“Pliant”) (which will become a restricted subsidiary of Berry), to repay certain of Pliant’s then-outstanding indebtedness, to pay certain fees and expenses related to such transactions and the offering and, to the extent not used for such purposes, for general corporate purposes. All proceeds of this offering will be deposited, together with any additional amounts necessary to redeem the notes, into a segregated collateral account until the obligations of the Issuers under the notes are assumed by Berry and certain other conditions are satisfied, including that the Acquisition will occur substantially simultaneously with the release of the proceeds from the collateral account. Amounts held in the collateral account will be pledged for the benefit of the holders of the notes.

The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

For additional information, please contact:

James M. Kratochvil

Executive Vice President and Chief Financial Officer

Diane Tungate

Executive Assistant

Berry Plastics Corporation

101 Oakley Street

Evansville, IN 47710

Telephone: (812) 424-2904

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company’s 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has over 60 manufacturing facilities worldwide and nearly 13,400 employees.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.